                                                                      EXHIBIT 23



                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Cray Inc., formerly known as Tera Computer Company on Form S-3 of our report dated February 4, 2000 (March 1, 2000 as to Note 12), which expresses an unqualified opinion and includes an explanatory paragraph describing an uncertainty about Cray Inc.'s ability to continue as a going concern, appearing in the Annual Report on Form 10-K of Cray Inc. for the year ended December 31, 1999, and of our report dated June 15, 2000, which expresses an unqualified opinion and includes an explanatory paragraph describing expense allocations by Silicon Graphics, Inc. appearing in the statement of assets acquired and liabilities assumed of the Cray Research business unit of Silicon Graphics, Inc. as of March 31, 2000, and the statements of revenues and direct operating expenses of the years ended June 30, 1998 and 1999, and the nine month period ended March 31, 2000, included in Form 8-K/A of Cray Inc. filed on June 16, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE

Deloitte & Touche
Seattle, Washington
March 30, 2001